Exhibit 99.1

The First Bancorp Shareholders Approve Preferred Stock Issuance for U.S. Treasury Investment

DAMARISCOTTA, ME, December 29 – The First Bancorp (Nasdaq: FNLC), today held a Special Meeting of Shareholders at which the Company’s Articles of Incorporation were amended to authorize the issuance of preferred stock. In November the Company received preliminary approval to receive $25 million under the U.S. Treasury Capital Purchase Program, and this change will enable the Company to complete the transaction.

“While our regulatory capital ratios are strong, the Board of Directors believes that increasing our capital position is especially prudent given the current condition of the United States economy and the Maine economy,” noted Daniel R. Daigneault, The First Bancorp’s President and Chief Executive Officer. “The U.S. Treasury program presents us with an opportunity to efficiently raise additional capital on very attractive terms which are substantially more favorable than other options available to the Company.

“The Capital Purchase Program was created under the Emergency Economic Stabilization Act and is intended to provide healthy financial institutions with the opportunity to raise additional capital by selling preferred stock directly to the U.S. Treasury,” President Daigneault continued. “This is to encourage U.S. financial institutions to build their capital and to increase the flow of financing to businesses and consumers and to support the economy. By participating in the program, The First will have greater capacity to lend in the communities we serve and will enable us to work more effectively with small businesses and consumers that are struggling in this economic environment. Having access to credit is especially important in these challenging economic times.

“In addition to participation in the Capital Purchase Program, the change in the Company’s Articles of Incorporation will provide the Company greater flexibility in capital management,” President Daigneault concluded. “This will potentially allow the Company to take advantage of favorable conditions in the investment markets in the future and issue preferred stock should the Company have the need for additional capital when more advantageous terms are available.”

The Company expects the U.S. Treasury investment will be finalized in early January.

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.